                                  SCHEDULE 14A

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or 240.14a-12

                              E-STAMP CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          NA
          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:
          NA
          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          NA
          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:
          NA
          ---------------------------------------------------------------------
     (5)  Total fee paid:
          NA
          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
          NA
          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          NA
          ---------------------------------------------------------------------
     (3)  Filing Party:
          NA
          ---------------------------------------------------------------------
     (4)  Date Filed:
          NA
          ---------------------------------------------------------------------

                              E-STAMP CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD                , 2001

Dear E-Stamp Corporation Stockholder:

     Notice is hereby given that we will hold the annual meeting of the
stockholders of E-Stamp Corporation on             , 2001, at
local time, for the following purposes:

          1. To elect two Class II directors to serve for a term of three years and until their successors are duly elected and qualified;

          2. To consider and vote upon a proposal to approve an amendment of E-Stamp's certificate of incorporation authorizing E-Stamp's board of directors to effect a reverse stock split of not less than 1-for-3 and not more than 1-for-13;

          3. To ratify the appointment of Ernst & Young LLP as independent auditors of E-Stamp for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is not completed;

          4. To ratify the appointment of Arthur Andersen LLP as independent public accountants of E-Stamp for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2 is completed; and

          5. To transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

     These items of business are described in the attached proxy statement.

     Any action may be taken on any of the foregoing proposals at the annual meeting on the date specified above or on any date to which the annual meeting may be adjourned or postponed. Only holders of record of E-Stamp common stock at
the close of business on             , 2001 are entitled to notice of, and to
vote at, the annual meeting and any adjournments or postponements of the annual meeting.

     Your vote is very important. Whether or not you expect to attend the annual meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the annual meeting. Returning your proxy does not deprive you of your right to attend the meeting and vote your shares in person.

                                          For the Board of Directors,

                                          Robert H. Ewald
                                          President, Chief Executive Officer and
                                          Director

Mountain View, California
            , 2001

                              E-STAMP CORPORATION
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

     The enclosed Proxy is solicited on behalf of the board of directors of E-Stamp Corporation, a Delaware corporation, for use at the annual meeting of
stockholders to be held on             , 2001, at      , local time, or at any
and all continuation(s) or adjournment(s) thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of
stockholders. The annual meeting will be held at                . The telephone
number at that location is             . E-Stamp's headquarters are located at
2051 Stierlin Court, Mountain View, California 94043 and the telephone number is
(650) 919-7500.

     These proxy solicitation materials were mailed on or about             ,
2001 to all stockholders entitled to vote at the annual meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

PURPOSES OF THE ANNUAL MEETING

     The purposes of the annual meeting are:

     - to elect two Class II directors to serve for a term of three years and until their successors are duly elected and qualified;

     - to approve the amendment to E-Stamp's certificate of incorporation for the purpose of effectuating a reverse stock split of E-Stamp's outstanding common stock of not less than 1-for-3 and not more than 1-for-13, with the board of directors having the authority to determine which, if any, reverse stock split within the foregoing parameters to effectuate;

     - to ratify the appointment of Ernst & Young LLP as independent auditors of E-Stamp for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is not completed;

     - to ratify the appointment of Arthur Andersen LLP as independent public accountants of E-Stamp for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is completed; and

     - to transact such other business as may properly come before the annual meeting or at any and all continuation(s) or adjournment(s) thereof.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of E-Stamp common stock at the close of business on
               , 2001, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, shares of E-Stamp's common stock were issued and outstanding. For information regarding security ownership by management and 5% stockholders, see "OTHER INFORMATION -- Security Ownership."

VOTING AND SOLICITATION

     Each share of E-Stamp common stock outstanding on the record date will be entitled to one vote on all matters. The two candidates for election as directors at the annual meeting who receive the highest number of affirmative votes of the shares of E-Stamp's common stock present or represented at the annual meeting will be elected. The amendment to E-Stamp's certificate of incorporation will require the affirmative vote of a majority of the outstanding shares of E-Stamp's common stock. The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com., Inc. is not completed will require the affirmative vote of a majority of the shares of E-Stamp's common stock present or represented at the annual meeting. The ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is completed will require the affirmative vote of a majority of the shares of E-Stamp's common stock present or represented at the annual meeting.

     All shares of E-Stamp common stock represented by properly executed proxies received before or at the annual meeting will, unless the proxies have been previously revoked, be voted in accordance with the instructions indicated in those proxies. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF E-STAMP COMMON STOCK REPRESENTED BY THOSE PROXIES WILL BE VOTED (1) FOR THE ELECTION OF EACH OF E-STAMP'S DIRECTOR NOMINEES, (2) FOR APPROVAL OF THE AMENDMENT TO E-STAMP'S CERTIFICATE OF INCORPORATION FOR THE PURPOSE OF EFFECTING A REVERSE STOCK SPLIT AS SELECTED BY E-STAMP'S BOARD OF DIRECTORS; (3) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS E-STAMP'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001 IN THE EVENT THAT E-STAMP'S PROPOSED MERGER WITH LEARN2.COM, INC. IS NOT COMPLETED; AND (4) FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS E-STAMP'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001 IN THE EVENT THAT E-STAMP'S PROPOSED MERGER WITH LEARN2.COM, INC. IS COMPLETED. E-Stamp does not know of any matters other than those described in the notice of annual meeting of stockholders that are to come before the annual meeting. If any other matter is properly presented for action at the annual meeting, the persons named in the enclosed proxy will have the discretion to vote on such matters as the board of directors may recommend unless authority to do so is withheld on the proxy card.

REVOCABILITY OF PROXIES

     A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice to the Secretary of E-Stamp, by signing and returning a later-dated proxy, or by voting in person at the annual meeting. However, mere attendance at the annual meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting.

SOLICITATION OF PROXIES

     E-Stamp will bear the cost of this solicitation. E-Stamp may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to such beneficial owners. E-Stamp has retained Mellon Investor Services as proxy solicitors and expects to pay approximately $6,000 for this service. Proxies may also be solicited by certain of E-Stamp's directors, officers and regular employees, without additional compensation other than reimbursement of expenses, personally, by telephone or by telefax.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The presence in person or by properly executed proxy of holders of a majority of all issued and outstanding shares of E-Stamp common stock entitled to vote is necessary to constitute a quorum at the annual meeting. For purposes of determining whether or not a quorum is present, the inspector of elections will include shares that are present or represented by proxy, even if the holders of such shares abstain from voting on any particular matter. In the event that a broker, bank, custodian, nominee or other record holder of E-Stamp common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, known as a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Accordingly, abstentions and broker non-votes will have the effect of a "no" vote on the proposal to amend E-Stamp's certificate of incorporation but will not affect the outcome of the voting on the election of directors and the ratification of accountants.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSAL

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholder may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

     In order to be included in the proxy statement for the 2002 annual meeting of E-Stamp stockholders, stockholder proposals must be received by E-Stamp no
later than             , and must otherwise comply with the requirements of Rule
14a-8.

     In addition, E-Stamp's bylaws establish an advance notice procedure with regard to specified matters, including stockholder proposals not included in E-Stamp's proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of E-Stamp not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

     Therefore, to be presented at E-Stamp's 2002 annual meeting, such a
proposal must be received by E-Stamp after             but no later than
            . If the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. If a stockholder who has notified E-Stamp of his or her intention to present a proposal does not appear or send a qualified representative to present his or her proposal at such meeting, E-Stamp need not present the proposal for a vote at such meeting. All notices of proposals by stockholders, whether or not to be included in E-Stamp's proxy materials, should be sent to the attention of the Secretary of E-Stamp at its principal executive offices.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

GENERAL

     E-Stamp's board of directors is currently comprised of eight members, divided into three classes with overlapping three-year terms. As a result, a portion of E-Stamp's board of directors will be elected each year. Messrs. Ewald, Rosch and Cresci have been designated Class I directors, and their terms expire at the 2003 annual meeting of stockholders. Messrs. Gumucio and Wagner have been designated Class II directors, and their terms expire at this annual meeting of stockholders. Messrs. Boit and Balen and Ms. Saeger have been designated as Class III directors, and their terms expire at the 2002 annual meeting of stockholders.

     Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for E-Stamp's two nominees named below, all of whom are currently directors of E-Stamp. In the event that any nominee of E-Stamp is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the 2004 annual meeting of stockholders or until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

     E-Stamp has agreed to merge with Learn2.com, Inc., subject to completion of closing conditions including the approval of E-Stamp and Learn2 stockholders. E-Stamp will be the surviving corporation upon completion of the merger and the board of directors will be comprised of five designees of E-Stamp and four designees of Learn2. See "E-Stamp Directors After the Merger" below.

DIRECTORS AND NOMINEES FOR DIRECTOR

  Information Regarding Nominee Directors

     Two Class II directors are to be elected at the Annual Meeting for a three-year term ending in 2003. The board of directors has nominated MARCELO A. GUMUCIO and ADAM WAGNER for re-election as Class II directors. The following sets forth information concerning the nominees for Class II directors, including information as to each nominee's age as of the Record Date, position with the Company and business experience.

                    NAME                       AGE                 POSITION
                    ----                       ---                 --------
Marcelo A. Gumucio...........................  63     Chairman of the Board of Directors
Adam Wagner..................................  42     Director

     Marcelo A. Gumucio has served as Chairman of the board of directors since November 1998. Mr. Gumucio is Managing Partner of Gumucio, Burke and Associates, a private investment firm that he co-founded in 1992. From April 1996 to July 1997, Mr. Gumucio was Chief Executive Officer of Micro Focus PLC, an enterprise software provider. He has also served as a member of the Micro Focus' board of directors since January 1996. Before joining Micro Focus, Mr. Gumucio was President and Chief Executive Officer of Memorex Telex NV between 1992 and 1996. Mr. Gumucio currently serves on the board of directors of BidCom, Inc., Digital Island and Burr Brown Corporation and serves as Chairman of the boards of directors of WebSentric and NetFreight. Mr. Gumucio received his B.S. in mathematics from the University of San Francisco and M.S. in applied mathematics and operations research from the University of Idaho. Mr. Gumucio is also a graduate of the Harvard Business School Advanced Management Program.

     Adam Wagner has served on the board of directors since November 1996. Mr. Wagner is the founder and principal of Neo Ventures, LLC, a privately held investment firm, since its formation in September 1999. From June 1992 until September 1999, Mr. Wagner served as Vice President, Investments at Wagner & Brown, Ltd., a closely-held oil and gas investment company. Mr. Wagner currently serves on the boards of directors of Advanced Data Analysis and Preservation Technology, Inc., Innotek Powder Coatings, L.L.C. and SeaSound, LLC. Mr. Wagner received his B.S. in geology from the University of Oklahoma and M.B.A. from the University of Southern California.

REQUIRED VOTE

     The two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     The following sets forth information concerning the directors whose terms of office continue after the annual meeting, including information as to each director's age as of the record date, position with E-Stamp and business experience.

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Robert H. Ewald...........................         President, Chief Executive Officer and
                                            53     Director
John V. Balen.............................  40     Director
Thomas L. Rosch...........................  38     Director
Peter G. Boit.............................  41     Director
Rebecca Saeger............................  45     Director
Robert J. Cresci..........................  57     Director

     Robert H. Ewald has been our President and Chief Executive Officer since February 1999 and has been a Director since January 1999. From July 1996 to July 1998, Mr. Ewald held various executive positions at Silicon Graphics, Inc., a manufacturer of computer workstations, servers and supercomputers, most recently as Executive Vice President and Chief Operating Officer. From August 1984 to June 1996, Mr. Ewald held various management and executive positions with Cray Research, Inc., a manufacturer of high performance computers, including President and Chief Operating Officer. Before joining Cray Research, Inc., Mr. Ewald led the Computing and Communications Division of the Los Alamos National Laboratory and was responsible for providing computing and communications services to government customers nationwide between 1980 and 1984. Mr. Ewald currently serves on the board of directors of Ceridian, Inc., an information technology services company, and is a member of the President's Information Technology Advisory Committee chartered by the White House. Mr. Ewald received his B.S. in civil engineering from the University of Nevada and his M.S. in civil engineering from the University of Colorado.

     John V. Balen has served on the board of directors since July 1998. Mr. Balen joined Canaan Partners, a national venture capital investment firm, in September 1995 where he is currently a general partner. From June 1985 to June 1995, Mr. Balen served as Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the boards of directors of Intraware and Commerce One. Mr. Balen received his B.S. in electrical engineering and M.B.A. from Cornell University.

     Thomas L. Rosch has served on the board of directors since September 1997. Mr. Rosch joined InterWest Partners in January 2000 where he is currently general partner and managing director. InterWest Partners is a Silicon Valley-based venture capital firm that invests in information technology and health care companies. Previously, Mr. Rosch was a partner at AT&T Ventures from December 1996 to January 2000. AT&T Ventures is an independent venture capital fund that invests in information technology companies. Prior to AT&T Ventures, Mr. Rosch served as a senior member of The Boston Consulting Group from November 1989 to November 1996. Mr. Rosch received his A.B. in government and philosophy from Harvard University and J.D./M.B.A. from Stanford University.

     Peter G. Boit has served on the board of directors since July 2000. Since 1994, Mr. Boit has been with Microsoft Corporation in various positions, including Sales Manager, Director of Licensing, General Manager of Licensing, and most recently as Vice President of e-Commerce. Since January 2000, he has served as a director for Vertaport, a privately held company. Mr. Boit received his B.A. in English from the University of Vermont and M.B.A from the Kellogg Graduate School of Management at Northwestern University.

     Rebecca Saeger has served on the board of directors since September 1999. Since June 1997, Ms. Saeger has served as Executive Vice President of Brand Marketing for VISA U.S.A., a provider of payment products and services. From June 1991 to May 1997, Ms. Saeger served in various positions at Foote, Cone & Belding San Francisco, an advertising agency, including Senior Vice President, Group Management Supervisor and Director of Account Management. From June 1980 to April 1991, Ms. Saeger worked at Ogilvy and Mather New York, an advertising agency, where she held a variety of positions, including most recently, Senior Vice President, Group Director. Ms. Saeger received her B.A. from Muhlenberg College and M.B.A. from the Wharton School of Business, University of Pennsylvania.

     Robert J. Cresci has served on the board of directors since October 1999. Since 1990, Mr. Cresci has served as a Managing Director of Pecks Management Partners Ltd., which specializes in managing portfolios of public and private convertible securities for institutional clients. Mr. Cresci currently serves on the boards of directors of Sepracor, Inc., Aviva Petrolium Ltd., Film Roman, Inc., Castle Dental Centers, Inc., j2 Global Communications, Inc., Candlewood Hotel Co. and SeraCara, Inc. Mr. Cresci is a graduate of the United States Military Academy at West Point and received an MBA from Columbia University.

     There are no family relationships among any of our directors, officers or key employees.

BOARD OF DIRECTORS MEETINGS & COMMITTEES

     Our board of director met eight (8) times during the year ended December 31, 2000. Peter Boit attended less than 75% of the aggregate of all meetings of our board of directors and any committees of the board on which such director served, if any, during the year ended December 31, 2000. Our board of directors established an audit committee and a compensation committee in July 1998 and an executive committee in January 2001, but has not established a nominating committee or a committee performing the functions of a nominating committee.

     Our audit committee currently consists of Messrs. Balen, Wagner and Cresci. Among other duties, our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. Our audit committee met five (5) times during the year ended December 31, 2000.

     Our compensation committee currently consists of Mr. Rosch and Ms. Saeger. Our compensation committee sets the level of compensation of executive officers and advises management with respect to compensation levels for key employees. Our compensation committee also administers our stock option plans and employee stock purchase plan. Our compensation committee met four (4) times and acted by unanimous written consent four (4) times during the year ended December 31, 2000.

DIRECTOR COMPENSATION

     Except for our Chairman of the board of directors, we do not currently compensate our directors in cash for their service as members of the board of directors, although we reimburse our directors for expenses in connection with attendance at board of director and compensation committee meetings. We currently pay Mr. Gumucio $9,537 per month for his service as Chairman of the board of directors. In addition, we provide Mr. Gumucio with health coverage and other employee benefits, and have agreed to provide Mr. Gumucio and his dependents with continued health coverage until Mr. Gumucio reaches the age of
65. Under our stock option plan, directors are eligible to receive stock option grants at the discretion of the board of directors or other administrator of the plan. During the year ended December 31, 2000, the board of directors did not grant options to any director under E-Stamp's 1999 Director Plan. During the year ended December 31, 2000, the board of directors granted option to acquire an aggregate of 928,906 shares of E-Stamp common stock to Robert Ewald for is service as President and Chief Executive Officer of E-Stamp.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied, except that Peter Boit and Paul Goldman each filed a Form 3 late and Adam Wagner filed a Form 4 late.

E-STAMP DIRECTORS AFTER THE MERGER

     Upon completion of the proposed merger of Learn2.com, Inc. into E-Stamp, the board of directors of E-Stamp will be comprised of nine individuals, five of whom will be designated by E-Stamp and four of whom will be designated by Learn2. E-Stamp and Learn2 have designated the individuals set forth below to be directors of E-Stamp upon completion of the merger.

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Robert H. Ewald...........................  53     Chairman of the Board of Directors
Donald Schupak............................  58     Chairman of the Executive Committee of the
                                                   Board of Directors
Stephen P. Gott...........................  52     President, Chief Executive Officer and
                                                   Director
Marcelo A. Gumucio........................  63     Director
Robert J. Cresci..........................  57     Director
James A. Cannavino........................  56     Director
S. Lee Kling..............................  72     Director
Rebecca Saeger............................  45     Director
John V. Balen.............................  40     Director

     The five E-Stamp designees are: Messrs. Ewald, Gumucio, Cresci and Balen and Ms. Saeger, all of who are currently directors of E-Stamp and their information is provided above. The four Learn2 designees are described below.

     Donald Schupak currently serves as Chairman of the board of directors of Learn2. He has been a member of the board of directors of Learn2 since January 1997 and has been Chairman since March 1997. Mr. Schupak is the President and Chief Executive Officer of The Schupak Group, Inc., an organization that provides strategic planning, management consulting and corporate services to corporations worldwide. Mr. Schupak has been with The Schupak Group, Inc. since 1990. Mr. Schupak is also Chairman of the board of directors of Danskin, Inc., a women's apparel company. He previously served as Chairman and Chief Executive Officer of the Horn & Hardart Company (now known as Hanover Direct) from 1988 to 1990 and as Vice Chairman from 1977 to 1988. Mr. Schupak also served as a member of the Advisory Board of the Maxwell School of Citizenship and Public Affairs at Syracuse University from 1995 to 1999. He is also the founder of the High School for Leadership and Public Service, an experimental high school in New York City established in 1993.

     Stephen P. Gott has served as Learn2's President, Chief Executive Officer and a Director since February 1999. From November 1994 to February 1999, Mr. Gott served as the President, Chief Executive Officer and Chairman of the board of directors of Street Technologies, Inc., which Learn2 acquired in February 1999. From June 1986 to November 1994, Mr. Gott served as the Chief Technology and Operations Officer at Lehman Brothers.

     James A. Cannavino currently serves as a Director of Learn2. Mr. Cannavino is Chief Executive Officer and Chairman of the board of directors of CyberSafe Corporation, a developer of software used for security applications. Prior to joining CyberSafe, Mr. Cannavino served as President and Chief Operating Officer for Perot Systems Corporation. Until March 1995, he also held a variety of senior executive positions at IBM, serving as senior vice president for strategy and development at the time of his departure from IBM. Mr. Cannavino has served as a member of the IBM Corporate Executive Committee and Worldwide Management Council and as a member of the board of directors of IBM's Integrated Services and Solutions Company. He currently serves as Chairman of the Internet Technology Committee of Computer Concepts and as Chairman of the board of directors of Softworks, a provider of enterprise data, storage and performance management products and services. Mr. Cannavino is also a Director of OPUS360 Corporation and Marist College.

     S. Lee Kling currently serves as a Director Learn2. Since 1991, Mr. Kling has been Chairman of the board of directors of Kling Rechter & Co., LP, a merchant banking company. Mr. Kling is also Director of

Bernard Chaus, Inc., Electro Rent Corporation, National Beverage Corp., Kupper Parker Communications, Inc. and Engineered Support Systems, Inc.

                                 PROPOSAL NO. 2

                              REVERSE STOCK SPLIT

     This proposal, if ratified, will approve an Amendment to the Company's Certificate of Incorporation for the purpose of effectuating a reverse stock split of E-Stamp outstanding common stock of not less than 1-for-3 and not more than 1-for-13, with the board of directors having the authority to determine which, if any, of these reverse stock splits to effectuate within the foregoing parameters.

INTRODUCTION AND BOARD RECOMMENDATION

     Our board of directors has determined that it would be advisable to obtain the approval of the stockholders for a reverse stock split that would reduce the number of shares of E-Stamp's outstanding common stock in order to increase the trading price of E-Stamp's common stock on The Nasdaq National Market. The board of directors proposes this action because the trading prices of shares of E-Stamp's common stock has declined below $1.00 and the failure to increase the trading price above $1.00 would result in delisting of E-Stamp's common stock from The Nasdaq National Market, which our board of directors believes would harm E-Stamp's stockholders by reducing the marketability and the liquidity of their shares. If a reverse stock split were to be implemented, the number of shares of E-Stamp common stock owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that percentage of the outstanding shares owned by each stockholder would remain unchanged.

     By obtaining stockholder approval of a reverse stock split at the annual meeting, our board of directors will be able to determine the most appropriate time to effectuate the reverse stock split, based on factors such as prevailing market conditions, prevailing trading prices of E-Stamp's common stock and the amount of time Nasdaq is prepared to give E-Stamp to achieve compliance with the trading price requirements of its listing regulations. Our board of directors also believes that, because it is not possible to predict market conditions at the time the reverse stock split is to be effectuated, it would be in the best interests of E-Stamp stockholder if the board of directors were to be able to determine, within specified limits approved in advance by the stockholders, the appropriate reverse stock split ratio.

     Accordingly, the board of directors is asking that stockholders approve a range of reverse stock splits of not less than 1-for-3 and not more than 1-for-13; and further that the board of directors be authorized to determine which of the reverse stock splits in the specified range, if any, to implement, based on market and other relevant conditions at the time the board of directors decides that the reverse stock split needs to be implemented.

     A vote in favor of Proposal No. 2 will be a vote for approval of each of the reverse split ratios in the specified range and for the granting of authority to the board of directors to effectuate one of the reverse stock splits in the range as it deems advisable at the time the reverse stock split is to be effectuated. The proposal gives the board of directors the discretion to abandon the reverse stock split if the trading price of shares of E-Stamp common stock increases above Nasdaq's minimum trading price requirements prior to its implementation, or if market or other conditions make implementation of the reverse stock split inadvisable. The vote required for approval of the reverse stock split proposal is a majority of the outstanding shares of E-Stamp common stock.

REASONS FOR THE REVERSE STOCK SPLIT

     The primary purpose of the reverse stock split is to combine the outstanding shares of E-Stamp common stock into a smaller number of shares so that the shares will trade at a significantly higher price per share than their recent trading prices. During the period from September 27, 2000 to May 25, 2001, the closing bid price of shares of E-Stamp common stock on the Nasdaq ranged from a high of $1.0312 to a low of $0.0625 per
share, and on [               , 2001], the reported closing bid price was
$0.[     ] per share. The board of directors believes that such a low quoted market price per share is discouraging potential new investors and decreasing the liquidity of E-Stamp common stock. Most importantly, pursuant to Nasdaq listing requirements, the minimum bid price of shares of E-Stamp's common stock must be at least $1.00 per share for continued inclusion on the Nasdaq.

     On November 9, 2000, E-Stamp received a notice from The Nasdaq Stock Market that E-Stamp's common stock had failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required for continued listing on The Nasdaq National Market. On March 23, 2001, E-Stamp attended a hearing before the Nasdaq Qualifications Hearing Panel to determine if E-Stamp's common stock should continue to be listed on The Nasdaq National Market. On April 23, 2001, the Nasdaq Listing Qualification Panel notified E-Stamp that the Nasdaq Stock Market would continued listing E-Stamp's common stock on The Nasdaq National Market pursuant to an exception requiring E-Stamp to satisfy certain conditions. One of the conditions requires E-Stamp to file with the Securities and Exchange Commission and Nasdaq a proxy statement that includes a proposal for a reverse stock split sufficient to enable E-Stamp to satisfy the $1.00 minimum bid price requirement following the closing of its proposed merger with Learn2.com, Inc. In the event that E-Stamp fails to meet any of these conditions, the exception may be revoked by Nasdaq. In addition, the exception is subject to further review and modification or reversal by the Nasdaq Listing and Hearing Review Council.

     We believe, although we cannot assure, that the reverse stock split will enable shares of E-Stamp common stock to trade above that $1.00 minimum bid price and continue to trade on the Nasdaq. We believe that maintaining the listing of E-Stamp's common stock on the Nasdaq is in the best interests of E-Stamp and its stockholders. Inclusion on the Nasdaq increases liquidity and may minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, the continued Nasdaq listing may enhance E-Stamp's access to capital and increase its flexibility in responding to anticipated capital requirements. We also believe that prospective investors will view an investment in E-Stamp more favorably if our shares continue to be listed on the Nasdaq.

     For the above reasons, we believe that having the ability to effectuate the reverse stock split in an effort to comply with the Nasdaq listing requirements is in the best interests of E-Stamp and its stockholders. We anticipate that, following the consummation of the reverse stock split, E-Stamp's common stock will trade at a price per share that is proportionately higher than current market prices. However, there can be no assurances that the reverse stock split, if implemented, will have the desired effect of proportionately raising E-Stamp's common stock price.

     If the reverse stock split proposal is approved by the stockholders at the annual meeting, we expect to implement it only if it becomes necessary to ensure our continued compliance with the listing requirements of the Nasdaq. Accordingly, notwithstanding approval of the reverse stock split proposal by the stockholders, the board of directors may elect to delay or even abandon entirely the reverse stock split.

IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

     If the stockholders approve the reverse stock split proposal and the board of directors determines it is necessary to effectuate a reverse stock split, the board of directors would:

          1. Determine which, if any, of the reverse stock splits of not less than 1-for-3 and not more than 1-for-13 is advisable, based on market and other relevant conditions and the trading prices of E-Stamp common stock at that time; and

          2. Direct management to file an amendment of the Certificate of Incorporation with the Delaware Secretary of State that would specify that, on the filing of the amendment, every three to thirteen shares (depending on the reverse stock split selected by the board of directors) of E-Stamp common stock outstanding would automatically be combined and converted into one share. For example, if the board of directors selected a 1-for-3 reverse stock split, the amendment would specify that every three shares of E-Stamp common stock outstanding be combined and converted into a single share.

     We estimate that, following the reverse stock split, E-Stamp would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described below, the completion of the reverse stock split would not affect any stockholder's proportionate equity interest in E-Stamp. Therefore, by way of example, a stockholder who owns a number of shares that, prior to the reverse stock split, represented one-half of a percent of the outstanding shares of E-Stamp, would continue to own one-half of a percent of its outstanding shares after the reverse stock split.

     The reverse stock split also will not affect the number of shares of common stock that the board of directors is authorized to issue by the Certificate of Incorporation of E-Stamp, which will remain unchanged at 200,000,000 shares. However, it will have the effect of increasing the number of shares available for future issuance, because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

     Based on the           shares of common stock outstanding as of
            , 2001, the following table reflects that approximate percentage reduction in the outstanding shares of common stock and the approximate number of shares of common stock that would be outstanding as a result of the reverse stock split:

PROPOSED REVERSE STOCK SPLIT  PERCENTAGE REDUCTION   SHARES TO BE OUTSTANDING
----------------------------  --------------------   ------------------------
          1 for 3                      66%
          1 for 4                      75%
          1 for 5                      80%
          1 for 6                      83%
          1 for 7                      86%
          1 for 8                      87%
          1 for 9                      89%
          1 for 10                     90%
          1 for 11                     91%
          1 for 12                   91.6%
          1 for 13                   92.3%

CASH TO BE PAID FOR FRACTIONAL SHARES

     Whichever reverse stock split ratio is selected, implementation of a reverse stock split will result in some stockholders owning a fractional share of common stock. For example, if a 1-for-4 reverse stock split were to be implemented, the shares owned by a stockholder with 98 shares would be converted into 24.5 shares. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of E-Stamp common stock as a consequence of the reverse stock split will, instead, receive from E-Stamp a cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average bid prices of E-Stamp common stock on the Nasdaq for the five trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split). If any stockholder owns, in total, fewer than the number of E-Stamp shares to be converted into one share as a result of the reverse stock split, that stockholder's shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. For example, if a 1-for-3 reverse stock split is implemented then stockholders with fewer than three shares would receive only cash. See "Exchange of Stock Certificates and Payment for Fractional Shares" below. The interest of such stockholder in E-Stamp would, therefore, be terminated, and such stockholder would have no right to share in the assets or future growth of E-Stamp. Based on the foregoing example, each stockholder that owns three shares or more of E-Stamp common stock prior to the reverse stock split will continue to own one or more shares after the reverse stock split and would continue to share in the assets and future growth of E-Stamp as a stockholder, and any stockholder that owns less than three shares would receive only cash in place of the factional share resulting from the reverse stock split. Because the maximum reverse split under this proposal would be a 1-for-13 reverse stock split, a stockholder could assure his or her continued ownership of shares of stock of E-Stamp after the reverse split by purchasing a number of shares sufficient to increase the total number of shares that he or she owns to 13 or more. The reverse stock split will result in some stockholders owning "odd lots" of less than 100 shares of E-Stamp common stock as a result of the reverse stock split. Brokerage commissions and other costs of transactions in odd lot shares may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

EFFECT OF REVERSE STOCK SPLIT ON OPTIONS

     The number of shares subject to outstanding E-Stamp common stock options also will automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assume that a 1-for-4 reverse stock split is implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $1.00 per share. On the effectiveness of the 1-for-4 reverse stock split, the number of shares subject to that option would be reduced to 250 shares and the exercise price would be proportionately increased to $4.00 per share.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     The combination of, and reduction in, the number of E-Stamp's outstanding shares as a result of the reverse stock split will occur automatically on the date that the reverse stock split amendment is filed with the Delaware Secretary of State (the "Effective Date"), without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

     Exchange of Stock Certificates. As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of E-Stamp common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of E-Stamp's common stock such stockholder is entitled to receive as a result of the reverse stock split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of E-Stamp common stock prior to the reverse stock split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of E-Stamp common stock that he or she holds as a result of the reverse stock split and any cash payable in lieu of a fractional share. STOCKHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     Effect of Failure to Exchange Stock Certificates. After the Effective Date, each certificate representing shares of E-Stamp's common stock outstanding prior to the Effective Date (an "old certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of E-Stamp's common stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the shares of E-Stamp's common stock evidenced by such certificate have been converted by the Reverse Stock Split. However, the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

     Determination of Amount of Cash Payable for Fractional Shares. If the number of shares of E-Stamp's common stock to which a holder is entitled as a result of the Reverse Stock Split would otherwise include a fraction, the Company will pay to that stockholder, in lieu of issuing fractional shares of stock, cash in an amount equal to the same fraction multiplied by the average closing price of E-Stamp's shares on the Nasdaq for the five days immediately preceding the Effective Date (as adjusted for the Reverse Stock Split). For example, if the board of directors determined to implement a 1-for-4 Reverse Stock Split, the shares of a stockholder that owned 98 shares prior to the Reverse Stock Split would be converted into 24.5 shares as a result of the Reverse Stock Split. If the average of the pre-split closing bid prices of shares of E-Stamp's common stock for that five day period was $1.00 per share, that stockholder would receive, in exchange for his stock certificates evidencing his 98 shares, a stock certificate for 24 whole shares and a check in the amount of $2.00 for his .5 fractional share.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes certain federal income tax considerations relating to the Reverse Stock Split. This discussion is based upon the Internal Revenue Code of 1986 (the "Code"), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled, or modified at any time and could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

     This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

     Tax Consequences to E-Stamp Corporation. E-Stamp should not recognize any gain or loss as a result of the reverse stock split.

     Tax Consequence to Stockholders Generally. No gain or loss should be recognized by a stockholder who receives only E-Stamp common stock as a result of the reverse stock split. A stockholder who receives cash in lieu of a fractional share of E-Stamp common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder's basis in such fractional share of E-Stamp common stock. For this purpose, a stockholder's basis in such fractional share of E-Stamp common stock will be determined as if the stockholder actually received such fractional share.

     A Stockholder's Tax Basis in Shares Received upon the Reverse Stock
Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of E-Stamp common stock held by a stockholder following the reverse stock split will equal the stockholder's aggregate basis in the shares of E-Stamp common stock held immediately prior to the reverse stock split and generally will be allocated among the shares of E-Stamp common stock held following the reverse stock split on a pro rata basis. Stockholders who have used the specific identification method to identify their basis in shares of E-Stamp common stock combined in the reverse stock split should consult their own tax advisors to determine their basis in the post-reverse stock split shares that they will receive in exchange therefor.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of E-Stamp common stock is required to approve the reverse stock split proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE REVERSE STOCK SPLIT PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

                                 PROPOSAL NO. 3

                RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
                            AS INDEPENDENT AUDITORS

 (TO BE EFFECTIVE IN THE EVENT THAT E-STAMP'S PROPOSED MERGER WITH LEARN2.COM,
                             INC. IS NOT COMPLETED)

     Our board of directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is not completed and seeks ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its appointment. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of E-Stamp's common stock present or represented at the annual meeting is required to ratify the appointment of Ernst & Young LLP as E-Stamp's independent auditors for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is not completed.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS E-STAMP'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001, WITH THIS APPOINTMENT TO BE EFFECTIVE IN THE EVENT THAT E-STAMP'S PROPOSED MERGER WITH LEARN2.COM, INC. IS NOT COMPLETED.

                                 PROPOSAL NO. 4

               RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS

 (TO BE EFFECTIVE IN THE EVENT THAT E-STAMP'S PROPOSED MERGER WITH LEARN2.COM,
                               INC. IS COMPLETED)

     Our board of directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of E-Stamp for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is not completed and seeks ratification of such appointment. In the event of a negative vote on such ratification, the board of directors will reconsider its appointment. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of E-Stamp's common stock present or represented at the annual meeting is required to ratify the appointment of Arthur Andersen LLP as E-Stamp's independent public accountant for the fiscal year ending December 31, 2001 in the event that E-Stamp's proposed merger with Learn2.com, Inc. is completed.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS E-STAMP'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001, WITH THIS APPOINTMENT TO BE EFFECTIVE IN THE EVENT THAT E-STAMP'S PROPOSED MERGER WITH LEARN2.COM, INC. IS COMPLETED.

                               OTHER INFORMATION

SECURITY OWNERSHIP

     The following table sets forth information regarding beneficial ownership of our common stock as of the record date for the annual meeting by (1) our Chief Executive Officer, (2) each of our four other most highly compensated executive officers during the year ended December 31, 2000, (3) any individual that would have qualified for category (2) had they be employed by us as an executive officer at year's end, and (4) all those known by us to be beneficial owners of more than five percent of outstanding shares of our common stock. This table is based on information provided to E-Stamp or filed with the Securities and Exchange Commission by our directors, executive officers and principal stockholders.

     Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o E-Stamp Corporation, 2051 Stierlin Court, Mountain View, California 94043. Applicable percentage ownership in the following table is based on shares of common stock outstanding as of the record date for the annual meeting.

                                                                            PERCENTAGE OF
                                                               NUMBER OF       SHARES
                  NAME OF PERSON OR ENTITY                      SHARES       OUTSTANDING
                  ------------------------                     ---------    -------------
Microsoft Corporation(1)....................................
Directors and Executive Officers:
  Robert H. Ewald(2)........................................
  Thomas J. Reinemer........................................
  Nicole Eagan..............................................
  Roderick M. Witmond(3)....................................
  Edward F. Malysz(4).......................................
  Laurie L. Lindsey.........................................
  Marcelo A. Gumucio(5).....................................
  John V. Balen(6)..........................................
  Thomas L. Rosch...........................................
  Peter G. Boit.............................................
  Adam Wagner(7)............................................
  Rebecca Saeger(8).........................................
  Robert J. Cresci(9).......................................
  All directors and executive officers as a group ([15]
     persons)(10)...........................................

---------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) The address for Microsoft Corporation is One Microsoft Way, Redmond, Washington 98502.

 (2) Includes      options exercisable within 60 days of the record date for the annual meeting.

 (3) Includes      options exercisable within 60 days of the record date for the annual meeting.

 (4) Includes      options exercisable within 60 days of the record date for the annual meeting.

 (5) Includes      shares are exercisable within 60 days of the record date for
     the annual meeting and           shares are unvested and subject to a right
     of repurchase in favor of E-Stamp, which right lapses over time.

 (6) These shares are beneficially owned by Canaan Equity, L.P. Mr. Balen is a principal of Canaan Partners. Mr. Balen disclaims beneficial ownership of these shares.

 (7) Includes 250,000 shares of common stock held by Wagner & Brown, Ltd., Mr. Wagner's former employer. Mr. Wagner has disclaimed beneficial ownership of these shares. Also: includes 62,500 shares of common stock held by Wagner Family Partnership VI, of which Mr. Wagner is a partner.

     Mr. Wagner has a 12.5% beneficial ownership of these shares. Includes 200,000 shares of common stock held in escrow and for which Mr. Wagner is an escrow agent. Wagner & Brown, Ltd. claims beneficial ownership of 38,280 shares and Wagner Family Partnership VI claims beneficial ownership of 9,560 shares. Includes 163,594 shares held by Wagner & Brown, Ltd., and 56,328 shares held by Wagner Family Partnership VI, in each case transferred by Unified Holdings, LLC. Mr. Wagner is a managing member of Unified Holdings, LLC. Includes 3,385 shares of common stock held by Wagner & Brown, Ltd. and 3,385 shares of common stock held by Wagner Family Partnership VI. Includes 2,000 shares held by Mr. Wagner's wife.

 (8) Includes                shares issuable upon exercise of options held by
     Ms. Saeger within 60 days of the record date for the annual meeting.

 (9) Includes 96,968 shares of common stock held by the Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., 145,490 shares of common stock held by the Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and 484,990 shares held by the Delaware State Employees' Retirement Fund. Such funds are managed by Pecks Management Partners Ltd., of which Mr. Cresci is a Managing Director. Mr. Cresci disclaims beneficial ownership of these shares.

(10) Includes                shares issued under the 1999 Stock Plan and 1996
     Stock Option and Restricted Stock Plan which were vested and shares which were unvested at the record date for the annual meeting and subject to a right of repurchase in favor of E-Stamp, which
     right lapses over time. Includes                shares issuable upon
     exercise of options within 60 days of the record date for the annual meeting.

RELATED PARTY TRANSACTIONS

     Since the beginning of our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a direct or indirect interest other than compensation arrangements, which are described in the section entitled "Executive Compensation" in this Proxy Statement, and the transactions described below.

     In connection with the early exercise of stock options held by officers Robert Ewald, Edward Malysz, and Roderick Witmond, E-Stamp extended secured loans in the form of promissory notes to each officer in 1999. The loans are secured pursuant to restricted stock purchase agreements and related letter agreements between E-Stamp and each officer. In October 2000, E-Stamp repurchased certain of the shares held by Messrs. Ewald, Malysz and Witmond, and reduced the principal amount remaining under the promissory notes. The principal amounts currently outstanding under the notes are $469,688, $70,313, and $56,250, respectively. On May 4, 2001, E-Stamp forgave Mr. Witmond's obligation to repay all outstanding principal and accrued interest under the loan in connection with the severance or Mr. Witmond's employment with E-Stamp.

     In connection with stock grants awarded to Robert Ewald and Marcelo Gumucio in 1999, E-Stamp provided forgivable loans to Mr. Ewald and Mr. Gumucio in the amounts of $410,000 and a $150,000, respectively, for the purpose of the loans was to pay the taxes incurred by both parties upon receipt of a the shares of E-Stamp common stock. The loans are forgivable over 8 quarterly periods commencing on August 18, 1999 so long as Mr. Ewald and Mr. Gumucio remain in the service of E-Stamp, and are secured by stock pledge agreements. During the fiscal year ended December 31, 2000, E-Stamp forgave approximately $256,225 under the loan to Mr. Ewald and $75,440 under the loan to Mr. Gumucio.

     On May 23, 2000, E-Stamp entered into a merger agreement, an escrow agreement, and related agreements with Paul Goldman in connection with E-Stamp's acquisition of Infinity Logistics Corporation and Automated Logistics Corporation. Commencing in May 2000, the Company paid two automotive leasing companies an aggregate of $7,152.32 for two automobiles operated by Paul Goldman, its Vice President, Sales.

     On June 7, 2000, E-Stamp provided a relocation loan to Roderick Witmond in the original principal sum of $400,000. The loan is due and payable on the earlier of 90 days following the termination of his employment with E-Stamp or the fifth anniversary of the loan. The loan will be partially forgiven in the amount of $100,000 if Mr. Witmond remains employed by E-Stamp for the term of the loan and in the amount of $200,000 if Mr. Witmond's employment with the Company is terminated as a result of a reduction in force or business combination. The loan is secured by a deed of trust encumbering his residence. On May 24, 2001, E-Stamp forgave Mr. Witmond's obligation to repay $200,000 of principal under the loan in connection with the severance or Mr. Witmond's employment with E-Stamp.

     On November 17, 2000, E-Stamp has entered into change of control severance agreements with each of its officers, which agreements provide for the payment of one year of base salary, continued health coverage for a one year period, the forgiveness of certain loans related to the early exercise of stock options and outplacement services.

     During 2000, we paid Microsoft Corporation the aggregate sum of $2,762.557 pursuant to the terms of a marketing arrangement. Microsoft owned approximately 5.3% of E-Stamp's issued and outstanding common stock as of December 31, 2000.

     On May 4, 2001, E-Stamp entered into a severance agreement with Roderick Witmond pursuant to which E-Stamp agreed to provide Mr. Witmond with severance equal to his annual base salary; forgive Mr. Witmond's obligation to repay outstanding principal and accrued interest under his promissory note dated August 1, 1999; forgive Mr. Witmond's obligation to repay $200,000 of principal under his relocation loan dated June 7, 2000; and reimburse Mr. Witmond for the cost of health coverage for a period of eleven months.

     On May 4, 2001, E-Stamp entered into a severance agreement with Paul Goldman pursuant to which E-Stamp agreed to provide Mr. Goldman with severance equal to his annual base salary and reimburse Mr. Goldman for the cost of health coverage for a period of eleven months.

OTHER TRANSACTIONS

     We have entered into indemnification agreements with each of our executive officers and directors.

     We have granted options to our executive officers and some of our directors.

     We believe that all related party transactions described above were on terms no less favorable than could have been obtained from unrelated third parties.

EXECUTIVE COMPENSATION

  Summary Compensation Table

     The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal years ended December 31, 2000, December 31, 1999 and December 31, 1998 by our chief executive officer, our next three most highly compensated executive officers and our two most highly compensated former executive officers who earned more than $100,000 during the fiscal year ended December 31, 2000. These executives are referred to as the Named Executive Officers elsewhere in this Proxy Statement.

                                                                        LONG TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                       SECURITIES
                                          ANNUAL COMPENSATION          UNDERLYING
                                     -----------------------------       OPTIONS        ALL OTHER
                                     YEAR    SALARY($)    BONUS($)    (# OF SHARES)    COMPENSATION
                                     ----    ---------    --------    -------------    ------------
Robert H. Ewald....................  2000    $296,657     $100,000        928,906        $273,398(5)
  President and Chief Executive      1999     227,169      125,000(4)   1,626,250         862,084(6)
  Officer                            1998          --           --             --              --
Edward F. Malysz...................  2000     150,024       50,000         60,000          60,635(7)
  Vice President, General            1999      73,235       70,500(4)     187,500           2,125(8)
  Counsel, Secretary and Acting      1998          --           --             --              --
  Chief Financial Officer
Roderick M. Witmond................  2000     166,500       54,000         85,000          66,955(9)
  Vice President, Business           1999      62,826       40,000(4)     187,500           1,425(8)
  Development(1)                     1998          --           --             --              --
Laurie L. Lindsey..................  2000     139,346       18,000         340,00           2,841(8)
  Vice President, Product            1999          --           --             --              --
  Development                        1998          --           --             --              --
Nicole Eagan.......................  2000     115,001       46,668             --           2,841(8)
  Vice President, Marketing and      1999     172,819      182,268(4)      62,500              --
  Sales(2)                           1998     128,750       28,000         35,000              --
Thomas J. Reinemer.................  2000     138,599       82,693             --          50,404(10)
  Vice President, International(3)   1999     160,342      139,072(4)          --           2,860(8)
                                     1998     128,750       28,000         35,000              --

---------------
 (1) Mr. Witmond served as Vice President, Operations from August to September 1999, Vice President, Strategic Development from October 1999 to June 2000, and Vice President, Shipping, Mailing and Supplies from July 2000 until May 2001.

 (2) Ms. Eagan served as Vice President, Marketing and Sales from July 1999 until May 2000 and as Vice President, Marketing and Business Development from May 1996 until July 1999.

 (3) Mr. Reinemer served as Vice President, International from March 1999 to September 2000 and as Vice President, Operations from August 1996 until March 1999.

 (4) Performance bonuses applicable to 1999 but paid in 2000 are shown as bonuses in 1999.

 (5) Includes $270,523 for forgiveness of a portion of a loan and E-Stamp's contributions to its 401(k) plan in 2000 on behalf of Mr. Ewald.

 (6) Includes $860,000 for a stock bonus award and E-Stamp's contributions to its 401(k) plan in 1999 on behalf of Mr. Ewald.

 (7) Includes $58,008 for stock repurchased at a price exceeding the fair value of the stock at the date of repurchase and E-Stamp's contributions to its 401(k) plan in 2000 on behalf of Mr. Malysz.

 (8) Represents E-Stamp's contributions to its 401(k) plan on behalf of the Named Executive Officers.

 (9) Includes $63,408 for stock repurchased at a price exceeding the fair value of the stock at the date of repurchase and E-Stamp's contributions to its 401(k) plan in 2000 on behalf of Mr. Witmond.

(10) Includes severance pay of $46,816 and E-Stamp's contributions to its 401(k) plan in 2000 on behalf of Mr. Reinemer.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended December 31, 2000, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, and based upon the fair market value at the date of grant as determined by the board of directors which was equal to the exercise price. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

     In the fiscal year ended December 31, 2000, we granted options to purchase up to an aggregate of 4,061,299 shares to employees, directors and consultants. All options were granted under our 1996 Stock Option and Restricted Stock Plan or our 1999 Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant. All options have a term of ten years. Optionees may pay the exercise price by cash, certified check, or delivery of already-owned shares of our common stock. The option shares vest pursuant to various schedules.

                                                     INDIVIDUAL GRANTS
                                     -------------------------------------------------    POTENTIAL REALIZABLE
                                                  % OF TOTAL                                VALUE AT ASSUMED
                                     NUMBER OF      OPTIONS                               ANNUAL RATES OF STOCK
                                     SECURITIES   GRANTED TO                             PRICE APPRECIATION FOR
                                     UNDERLYING    EMPLOYEES    EXERCISE                       OPTION TERM
                                      OPTIONS       IN LAST       PRICE     EXPIRATION   -----------------------
               NAME                  GRANTED(#)   FISCAL YEAR   ($/SHARE)      DATE        5%($)       10%($)
               ----                  ----------   -----------   ---------   ----------   ---------   -----------
Robert H. Ewald....................    14,500         0.36        12.31      2/18/10      112,277       284,533
                                       35,500         0.87        12.31      2/18/10      274,886       696,615
                                      878,906        21.64         0.75      2/18/09      330,212       798,047
Edward F. Malysz...................     9,000         0.22        12.31      2/18/10       69,689       176,607
                                        1,000         0.02        12.31      2/18/10        7,743        19,623
                                       16,571         0.41         1.47      9/18/10       15,307        38,791
                                       33,429         0.82         1.47      9/18/10       30,879        78,254
Roderick M. Witmond................     9,000         0.22        12.31      2/18/10       69,689       176,607
                                        1,000         0.02        12.31      2/18/10        7,743        19,623
                                       19,697         0.49         1.47      9/18/10       18,195        46,108
                                       55,303         1.36         1.47      9/18/10       51,085       129,458
Laurie L. Lindsey..................    30,000         0.74        10.19      3/13/10      192,206       487,088
                                      120,000         2.95        10.19      3/13/10      768,824     1,948,350
                                       16,929         0.42         3.38      5/22/10       35,932        91,059
                                       73,071         1.80         3.38      5/22/10      155,095       393,040
                                       12,502         0.31         1.47      9/18/10       11,548        29,266
                                       87,498         2.15         1.47      9/18/10       80,824       204,823
Nicole Eagan.......................    14,000         0.34        12.31      2/18/10      108,406       274,721
                                       16,000         0.39        12.31      2/18/10      123,892       373,967
Thomas J. Reinemer.................    17,500         0.43        12.31      2/18/01      135,507       343,402
                                        2,500         0.06        12.31      2/18/01       19,358        49,057

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table describes for the Named Executive Officers their option exercises for the fiscal year ended December 31, 2000, and exercisable and unexercisable options held by them as of December 31, 2000.

     The "Value of Unexercised In-the-Money Options at December 31, 2000" is based on a value of $0.1875 per share, the fair market value of our common stock as of December 31, 2000, which was the closing price of our common stock on December 29, 2000, as reported on the Nasdaq stock market, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan. The option shares vest pursuant to various schedules.

                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                       UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                       DECEMBER 31, 2000(#)          DECEMBER 31, 2000($)
                         ACQUIRED ON      VALUE      ---------------------------   ---------------------------
         NAME            EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   -----------   -----------   -------------   -----------   -------------
Robert H. Ewald........        --        $    --       87,891         841,015         $ --           $ --
Edward F. Malysz.......        --             --        6,250          53,750           --             --
Roderick M. Witmond....        --             --        9,375          75,625           --             --
Laurie L. Lindsey......        --             --       23,750         316,250           --
Nicole Eagan...........        --             --           --              --           --             --
Thomas J. Reinemer.....    10,938         88,024           --              --           --             --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

        PERFORMANCE GRAPH AND REPORTS OF THE COMPENSATION COMMITTEE AND
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding anything to the contrary set for in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following performance graph and reports of the compensation committee and audit committee shall not be deemed to be incorporated by reference into such filings, except to the extent that we specifically incorporate it by reference into any such filing, nor shall such information be deemed to be "soliciting material" or to be "filed" with the SEC.

PERFORMANCE GRAPH

     The following line graph compares the cumulative total return to holders of E-Stamp's common stock from October 8, 1999, the date of our initial public offering, to December 31, 2000 to the cumulative total return over such period of (i) Nasdaq Composite Index and (ii) a peer group consisting of Stamps.com, an Internet postage provider that has a product line that competed directly with our products prior to our exit from the Internet postage business. The graph assumes that $100 was invested on October 8, 1999 in our common stock at its initial public offering price of $17.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

                          [E-Stamp Performance Graph]

  ---------------------------------------------------------------------
                            10/8/99 10/29/99 11/30/99 12/31/99 12/31/00
  ---------------------------------------------------------------------
   E-Stamp Corporation       $100     $137     $213     $131    $ 1.11
   Peer Group                 100      171      234      124    $ 8.29
   Nasdaq Composite Index     100      103      116      141    $92.59
  ---------------------------------------------------------------------

                      REPORT OF THE COMPENSATION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

     The compensation committee is comprised of Thomas L. Rosch and Rebecca Saeger, each of whom is a non-employee director. The compensation committee reviews and approves E-Stamp's executive compensation programs. The role of the compensation committee is to approve salaries and other compensation paid to our executive officers and to administer our stock plans. The compensation committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers and approves all stock option grants to employees.

     E-Stamp's executive pay programs are currently designed to retain executives who will contribute to E-Stamp's current objectives and to provide a compensation program that recognizes individual contributions and accomplishment of company objectives.

     The compensation committee has determined that the most effective means of compensation are base salaries and retention bonuses to retain executives to complete the company's objectives and long-term incentives through the use of E-Stamp's stock option plan.

BASE SALARY

     The compensation committee meets annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. To provide us with more information for making compensation comparisons, E-Stamp provides us with surveys of compensation for a group of comparable companies with revenues similar to E-Stamp's revenue. Our objective in setting base salaries is generally to pay salaries at a level roughly comparable to the median for public companies with which E-Stamp competes for personnel and to bias cash compensation towards bonus compensation rather than salaries. For the year ended December 31, 2000, we increased the salary levels of the executive officers to a level closer to this median level and approved base salaries between $125,000 and $200,000 for executives other than our Chief Executive Officer.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Ewald's 2000 base salary was established at $290,000. This salary was the result of our review of Mr. Ewald's prior experience and breadth of knowledge together with competitive pay practices. Based on E-Stamp's financial performance during 2000, we did not award Mr. Ewald a performance bonus for 2000 or salary increase for 2001. In considering the competitive nature of the employment market, compensation committee approved a retention bonus for Mr. Ewald equal to $50,000 for the fourth quarter of 2000 and for each subsequent quarter through the third quarter of 2001 that Mr. Ewald remains employed with E-Stamp and fulfills his responsibilities as President and Chief Executive Officer.

BONUS

     The compensation committee meets annually to review and approve executive and employee bonuses for the prior year. The bonus award depends on the extent to which individual performance objectives are achieved. Based on E-Stamp's financial performance during 2000, we did not award any performance bonuses for 2000 or salary increases for 2001. The compensation committee approved retention bonuses for executive officers (other than the Chief Executive Officer) equal to $15,000 for the fourth quarter of 2000 and for each subsequent quarter through the third quarter of 2001 that the executive officer remains employed with E-Stamp and fulfills his or her responsibilities to the company.

STOCK OPTIONS

     E-Stamp's stock option plan is designed to provide its executives and employees with an opportunity to share, along with its stockholders, in E-Stamp's long-term performance. Initial grants of stock options are generally made to eligible executives and employees upon commencement of employment, with additional grants being made periodically based on performance or following a significant change in job responsibilities. Stock options under the stock option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our stock options is usually 100% of the fair market value of the common stock on the date of grant. The board of directors has delegated the authority to the compensation committee to grant stock options to all employees and executive officers. Guidelines for the number of stock options for each participant under the option plans are generally determined by the compensation committee. Initial stock option grants to executive officers are negotiated as part of their offer letters, and subsequent grants are determined based upon levels of responsibility, individual performance and competitive compensation practices. We believe the existing grants and vesting schedules currently align the executive officers' objectives with those of E-Stamp's stockholders.

OTHER

     Other elements of executive compensation include company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. During fiscal 2000, the Company matched 50% of the first 4% of employee pay contributed under the 401(k) plan.

     E-Stamp has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the compensation committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the compensation committee believes that Section 162(m) will not reduce the tax deduction available to E-Stamp. E-Stamp's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to E-Stamp's success. Consequently, the compensation committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE

                                          Thomas L. Rosch
                                          Rebecca Saeger

                         REPORT OF THE AUDIT COMMITTEE

     The audit committee is comprised of John Balen, Adam Wagner and Robert Cresci. Each of the members of the audit committee is "independent" as defined under the National Association of Securities Dealers, Inc.'s listing standards and is financially literate as that qualification is interpreted by our board of directors. In addition, at least one member of the audit committee has accounting or related financial management experience, as our board of directors interprets that qualification. Our board of directors has adopted a written charter with respect to the audit committee's roles and responsibilities. A copy of the charter is attached as Annex I to this proxy statement.

     The audit committee's primary duties and responsibilities are to (1) monitor the integrity of E-Stamp's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) monitor the independence and performance of E-Stamp's independent auditors and
(3) provide an avenue of communication among the independent auditors, management and the board of directors.

     In fulfilling its oversight responsibilities, the audit committee reviewed and discussed E-Stamp's audited financial statements with our management and Ernst & Young LLP, our independent auditors. The audit committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). This included a discussion of the independent auditor's judgments as to the quality, not just the acceptability, of E-Stamp's accounting principles, and such other matters that generally accepted auditing standards require to be discussed with the audit committee. The audit committee also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committee) and the audit committee discussed the independence of Ernst & Young with that firm.

     Based on the audit committee's review and discussions noted above, the audit committee recommended to the board of directors, and the board of directors approved, the audited financial statements to be included in E-Stamp's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

                                          Respectfully submitted,

                                          THE AUDIT COMMITTEE

                                          John V. Balen
                                          Adam Wagner
                                          Robert Cresci

           FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

     For the year ended December 31, 2001, Ernst & Young LLP, our independent auditors and principal accountant, billed the approximate fees set forth below:

Audit fees for fiscal year 2000...........................  $220,000
All other fees for services rendered during 2000..........  $262,000

OTHER MATTERS

     Our board of directors does not presently intend to bring any other business before the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

                                          FOR THE BOARD OF DIRECTORS

                                          Robert H. Ewald
                                          President, Chief Executive Officer and
                                          Director

Mountain View, California
            , 2001

                                                                      APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                             OF E-STAMP CORPORATION

PURPOSE:

     The Audit Committee will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Public Company Corporation and its subsidiaries (the "Company"), to provide to the board of directors the results of its examinations and recommendations derived therefrom, to outline to the board of directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide to the board of directors such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require board of directors attention.

     In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the board of directors from time to time prescribe.

MEMBERSHIP:

     The Audit Committee will consist of at least three (3) members of the board of directors, all of whom shall be independent directors in accordance with the marketplace rules of Nasdaq Stock Market, Inc. Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication. The members of the Audit Committee will be appointed by and will serve at the discretion of the board of directors.

RESPONSIBILITIES:

     The responsibilities of the Audit Committee shall include:

          (i) Reviewing on a continuing basis the adequacy of the Company's system of internal controls.

          (ii) Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company's internal audit function.

          (iii) Reviewing the independent auditors' proposed audit scope and approach.

          (iv) Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

          (v) Reviewing the performance of the independent auditors.

          (vi) Recommending the appointment of independent auditors to the board of directors.

          (vii) Reviewing fee arrangements with the independent auditors.

          (viii) Reviewing before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

          (ix) Reviewing before release the unaudited quarterly operating results in the Company's quarterly earnings release;

          (x) Overseeing compliance with SEC requirements for disclosure of auditor's services and Audit Committee members and activities;

          (xi) Overseeing compliance with SEC and Nasdaq requirements for auditor independence, including receipt from the auditors of a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard 1, and pre-approval of any material non-audit services provided by the auditor;

          (xii) Reviewing management's monitoring of compliance with the Foreign Corrupt Practices Act;

          (xiii) Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

          (xiv) Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

          (xv) If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

          (xvi) Reviewing related party transactions for potential conflicts of interest; and

          (xvii) Performing other oversight functions as requested by the full board of directors.

     In addition to the above responsibilities, the Audit Committee will undertake such other duties as the board of directors delegates to it, and will report, at least annually, to the board of directors regarding the Audit Committee's examinations and recommendations.

MATTERS PERTAINING TO INDEPENDENT AUDITORS:

     The independent auditors shall have ultimate accountability to the Audit Committee and the board of directors. The Audit Committee and the board of directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

MEETINGS:

     The Audit Committee will meet at least four (4) times each year.

     The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.

REPORTS:

     The Audit Committee will record its summaries of recommendations to the board of directors in written form which will be incorporated as a part of the minutes of the board of directors meeting at which those recommendations are presented.

MINUTES:

     The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the board of directors.

                               E-STAMP CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

                         ____________, ___________, 2001


        The undersigned hereby appoints Robert H. Ewald and Edward F. Malysz, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the annual meeting of stockholders of E-Stamp Corporation (the "Company") to be held at_______________________ on _________, 2001 at ______ local time, and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR PROPOSAL 4, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

                 (Continued and to be signed on the other side.)

--------------------------------------------------------------------------------

        MANAGEMENT RECOMMENDS A VOTE FOR ALL THE NOMINEES FOR DIRECTOR LISTED BELOW, A VOTE FOR PROPOSAL 2, A VOTE FOR PROPOSAL 3 AND A VOTE FOR PROPOSAL 4.

Proposal 1: To elect directors to hold office for three years or until their successors are elected.

 FOR all nominees listed at right            WITHHOLD AUTHORITY to vote         Nominees: Marcelo Gumucio, and
 (except as marked to the contrary).      FOR ALL nominees listed at right.               Adam Wagner

To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:



Proposal 2: To approve the amendment to the Company's certificate of incorporation authorizing the Company's board of directors to effect a reverse stock split of not less than 1-for-3 and not more than 1-for-13.

                 FOR                      AGAINST                        ABSTAIN
                 [ ]                        [ ]                            [ ]

Proposal 3: To ratify the selection of Ernst & Young L.L.P. as the Company's independent auditors in the event that the Company's proposed merger with Learn2.com, Inc. is not completed.

                 FOR                      AGAINST                        ABSTAIN
                 [ ]                        [ ]                            [ ]


Proposal 4: To ratify the selection of Arthur Andersen L.L.P. as the Company's independent auditors in the event that the Company's proposed merger with Learn2.com, Inc. is completed.

                 FOR                      AGAINST                        ABSTAIN
                 [ ]                        [ ]                            [ ]

        Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a deceased Stockholder should give their full title. Please date the Proxy.


                                      ------------------------------------------
                                      Signature

                                      ------------------------------------------
                                      Signature

                                      ------------------------------------------
                                      Date

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.